EXHIBIT 99.1
News
For Release: Feb. 20, 2008, 11:00 a.m. EST
GMAC Financial Services Announces Restructuring of
North American Auto Finance Operation
DETROIT — GMAC Financial Services today announced it is restructuring its North American auto finance business to reduce costs, streamline operations and position the business for scaleable growth.
The restructuring will include merging a number of separate business offices into five regional business centers located in the areas of Atlanta, Chicago, Dallas, Pittsburgh and Toronto. In addition, GMAC representatives will continue to be strategically located throughout the U.S. and Canada to service auto dealers. The plan includes reducing the North American auto finance workforce by approximately 930 employees, which represents about 15 percent of the 6,275 employees in the business unit. These actions are planned to largely occur by the end of 2008.
“Although it is difficult to reduce staffing levels, we need to position GMAC with a more competitive cost structure and greater operational flexibility for future growth,” said GMAC President Bill Muir. “Our new structure will further enhance our operational efficiency and allow our field personnel to spend more time supporting our dealer customers. Most dealers will see no change in the GMAC representative servicing their dealership, as we believe that a deep understanding of local markets is one of our competitive advantages.”
GMAC expects to incur restructuring charges of approximately $65 to $85 million, which includes costs related to severance and other employee-related costs of approximately $60 to $70 million and the closure of facilities of approximately $5 to $15 million. These charges will be incurred over the course of 2008, with the majority of the charges occurring in the second half of the year. The charges are expected to result in future cash expenditures of approximately $65 to $85 million. As a result of the restructuring, GMAC expects an annual run rate savings of approximately $175 million.
The workforce reductions will include a range of automotive finance positions in the U.S. and Canadian field offices, the Nuvell subsidiary and GMAC’s central office in Detroit, Mich. GMAC and its companies will continue to service retail customers and provide dealer customers with a complete range of financing products and services.
“Servicing our dealers and customers remains our top priority. We are committed to continuing to offer a full range of leading automotive finance products as we transform the organization,” said Muir.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs approximately 26,700 people worldwide. For more information, go to www.gmacfs.com.
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Contacts:
Gina Proia
917-369-2364
gina.proia@gmacfs.com
Sue Mallino
313-656-6970
sue.mallino@gmacfs.com

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